EXHIBIT 13.2
Condensed consolidated statement of income

	three months ended March 31
(unaudited - millions of Canadian $, except per share amounts)	2025	2024

Revenues
Canadian Natural Gas Pipelines	1,371	1,384
U.S. Natural Gas Pipelines	1,858	1,672
Mexico Natural Gas Pipelines	226	214
Power and Energy Solutions	162	239
Corporate	6	—
	3,623	3,509
Income (Loss) from Equity Investments	305	339
Operating and Other Expenses
Plant operating costs and other	1,010	1,023
Commodity purchases resold	50	47
Property taxes	224	196
Depreciation and amortization	678	635
	1,962	1,901
Financial Charges
Interest expense	840	780
Allowance for funds used during construction	(248)	(157)
Foreign exchange (gains) losses, net	(43)	(27)
Interest income and other	(51)	(75)
	498	521
Income (Loss) from Continuing Operations before Income Taxes	1,468	1,426
Income Tax Expense (Recovery) from Continuing Operations
Current	83	58
Deferred	210	186
	293	244
Net Income (Loss) from Continuing Operations	1,175	1,182
Net Income (Loss) from Discontinued Operations, Net of Tax	—	215
Net Income (Loss)	1,175	1,397
Net income (loss) attributable to non-controlling interests	169	171
Net Income (Loss) Attributable to Controlling Interests	1,006	1,226
Preferred share dividends	28	23
Net Income (Loss) Attributable to Common Shares	978	1,203

Amounts Attributable to Common Shares
Net income (loss) from continuing operations	1,175	1,182
Net income (loss) attributable to non-controlling interests	169	171
Net income (loss) attributable to controlling interests from continuing operations	1,006	1,011
Preferred share dividends	28	23
Net income (loss) attributable to common shares from continuing operations	978	988
Net income (loss) from discontinued operations, net of tax	—	215
Net Income (Loss) Attributable to Common Shares	978	1,203

Net Income (Loss) per Common Share - Basic and Diluted
Continuing operations	$0.94	$0.95
Discontinued operations	—	$0.21
	$0.94	$1.16
Weighted Average Number of Common Shares (millions)
Basic	1,039	1,037
Diluted	1,040	1,037
See accompanying Notes to the Condensed consolidated financial statements.
TC Energy First Quarter 2025 | 43

Condensed consolidated statement of comprehensive income

	three months ended March 31
(unaudited - millions of Canadian $)	2025	2024

Net Income (Loss)	1,175	1,397
Other Comprehensive Income (Loss), Net of Income Taxes
Foreign currency translation gains and losses on net investment in foreign operations	(41)	473
Change in fair value of net investment hedges	1	(9)
Change in fair value of cash flow hedges	3	8
Reclassification to net income of (gains) losses on cash flow hedges	1	—
Other comprehensive income (loss) on equity investments	(12)	91
	(48)	563
Comprehensive Income (Loss)	1,127	1,960
Comprehensive income (loss) attributable to non-controlling interests	149	406
Comprehensive Income (Loss) Attributable to Controlling Interests	978	1,554
Preferred share dividends	28	23
Comprehensive Income (Loss) Attributable to Common Shares	950	1,531
See accompanying Notes to the Condensed consolidated financial statements.
44 | TC Energy First Quarter 2025

Condensed consolidated statement of cash flows

	three months ended March 31
(unaudited - millions of Canadian $)	2025	2024

Cash Generated from Operations
Net income (loss)	1,175	1,397
Depreciation and amortization	678	719
Deferred income taxes	210	143
(Income) loss from equity investments	(305)	(356)
Distributions received from operating activities of equity investments	336	545
Employee post-retirement benefits funding, net of expense	2	4
Equity allowance for funds used during construction	(164)	(100)
Unrealized (gains) losses on financial instruments	17	100
Expected credit loss provision	(2)	(20)
Foreign exchange (gains) losses, net – intercompany loan	5	(55)
Other	(3)	9
(Increase) decrease in operating working capital	(590)	(344)
Net cash provided by operations	1,359	2,042
Investing Activities
Capital expenditures	(1,560)	(1,579)
Capital projects in development	(4)	(20)
Contributions to equity investments	(245)	(298)
Other distributions from equity investments	5	30
Deferred amounts and other	68	12
Net cash (used in) provided by investing activities	(1,736)	(1,855)
Financing Activities
Notes payable issued (repaid), net	1,147	377
Long-term debt issued, net of issue costs	2,427	662
Long-term debt repaid	(2,009)	(404)
Junior subordinated notes issued, net of issue costs	1,054	—
Disposition of equity interest, net of transaction costs	—	(38)
Dividends on common shares	(855)	(965)
Dividends on preferred shares	(28)	(23)
Common shares issued, net of issue costs	30	—
Distributions to non-controlling interests and other	(220)	(283)
Net cash (used in) provided by financing activities	1,546	(674)
Effect of Foreign Exchange Rate Changes on Cash and Cash Equivalents	(8)	49
Increase (Decrease) in Cash and Cash Equivalents, Including Cash Balances Classified as Assets Held for Sale	1,161	(438)
Cash balances classified as assets held for sale	—	(47)
Increase (Decrease) in Cash and Cash Equivalents	1,161	(485)
Cash and Cash Equivalents - Beginning of period	801	3,678
Cash and Cash Equivalents - End of period	1,962	3,193
Includes continuing and discontinued operations. Refer to Note 3, Discontinued operations, for additional information.
See accompanying Notes to the Condensed consolidated financial statements.
TC Energy First Quarter 2025 | 45

Condensed consolidated balance sheet

(unaudited - millions of Canadian $)		March 31, 2025	December 31, 2024

ASSETS
Current Assets
Cash and cash equivalents		1,962	801
Accounts receivable		2,586	2,611
Inventories		777	747
Other current assets		1,713	1,339
Current assets of discontinued operations		234	235
		7,272	5,733
Plant, Property and Equipment	net of accumulated depreciation of $35,955 and $35,397, respectively	77,996	77,501
Net Investment in Leases		2,472	2,477
Equity Investments		10,698	10,636
Restricted Investments		3,152	2,998
Regulatory Assets		2,793	2,682
Goodwill		13,645	13,670
Other Long-Term Assets		2,394	2,410
Long-Term Assets of Discontinued Operations		123	136
		120,545	118,243
LIABILITIES
Current Liabilities
Notes payable		1,529	387
Accounts payable and other		4,489	5,297
Dividends payable		900	874
Accrued interest		820	828
Current portion of long-term debt		2,473	2,955
Current liabilities of discontinued operations		113	170
		10,324	10,511
Regulatory Liabilities		5,485	5,303
Other Long-Term Liabilities		988	1,051
Deferred Income Tax Liabilities		7,209	6,884
Long-Term Debt		45,891	44,976
Junior Subordinated Notes		12,099	11,048
Long-Term Liabilities of Discontinued Operations		110	110
		82,106	79,883
EQUITY
Common shares, no par value		30,136	30,101
Issued and outstanding:	March 31, 2025 – 1,040 million shares December 31, 2024 – 1,039 million shares
Preferred shares		2,499	2,499
Accumulated deficit		(5,147)	(5,241)
Accumulated other comprehensive income (loss)		205	233
Controlling Interests		27,693	27,592
Non-Controlling Interests		10,746	10,768
		38,439	38,360
		120,545	118,243
Commitments, Contingencies and Guarantees (Note 13)
Variable Interest Entities (Note 14)
See accompanying Notes to the Condensed consolidated financial statements.
46 | TC Energy First Quarter 2025

Condensed consolidated statement of equity

	three months ended March 31
(unaudited - millions of Canadian $)	2025	2024

Common Shares
Balance at beginning of period	30,101	30,002
Shares issued:
Exercise of stock options	35	—
Balance at end of period	30,136	30,002
Preferred Shares
Balance at beginning and end of period	2,499	2,499
Additional Paid-In Capital
Balance at beginning of period	—	—
Exercise and forfeitures of stock options	(2)	—
Disposition of equity interests, net of transaction costs	—	11
Reclassification of additional paid-in capital deficit to accumulated deficit	2	(11)
Balance at end of period	—	—
Accumulated Deficit
Balance at beginning of period	(5,241)	(2,997)
Net income (loss) attributable to controlling interests	1,006	1,226
Common share dividends	(884)	(996)
Preferred share dividends	(26)	(21)
Reclassification of additional paid-in capital deficit to accumulated deficit	(2)	11
Balance at end of period	(5,147)	(2,777)
Accumulated Other Comprehensive Income (Loss)
Balance at beginning of period	233	49
Other comprehensive income (loss) attributable to controlling interests	(28)	328
Balance at end of period	205	377
Equity Attributable to Controlling Interests	27,693	30,101
Equity Attributable to Non-Controlling Interests
Balance at beginning of period	10,768	9,455
Net income (loss) attributable to non-controlling interests	169	171
Other comprehensive income (loss) attributable to non-controlling interests	(20)	235
Disposition of equity interests	—	(6)
Distributions declared to non-controlling interests	(171)	(282)
Balance at end of period	10,746	9,573
Total Equity	38,439	39,674
See accompanying Notes to the Condensed consolidated financial statements.
TC Energy First Quarter 2025 | 47

Notes to Condensed consolidated financial statements
(unaudited)
1. BASIS OF PRESENTATION
These Condensed consolidated financial statements of TC Energy Corporation (TC Energy or the Company) have been prepared by management in accordance with U.S. GAAP. The accounting policies applied are consistent with those outlined in TC Energy’s annual audited Consolidated financial statements for the year ended December 31, 2024, except as described in Note 2, Accounting changes. Capitalized and abbreviated terms that are used but not otherwise defined herein are identified in TC Energy’s 2024 Annual Report.
These Condensed consolidated financial statements reflect adjustments, all of which are normal recurring adjustments that are, in the opinion of management, necessary to reflect fairly the financial position and results of operations for the respective periods. These Condensed consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the 2024 audited Consolidated financial statements included in TC Energy’s 2024 Annual Report. Certain comparative figures have been adjusted to reflect the current period's presentation.
On October 1, 2024, TC Energy completed the spinoff of its Liquids Pipelines business into the new public company, South Bow Corporation (South Bow) (the Spinoff Transaction). The historical results of the Liquids Pipelines business are presented as discontinued operations and have been excluded from continuing operations and segment disclosures for all periods presented. The Notes to the Condensed consolidated financial statements reflect continuing operations only, unless otherwise indicated. Prior to the spinoff, the operations of the Liquids Pipelines business were materially reported as the Company's Liquids Pipelines segment. Refer to Note 3, Discontinued operations for additional information.
Earnings for interim periods may not be indicative of results for the fiscal year in certain of the Company’s segments primarily due to:
•Natural gas pipelines segments – the timing of regulatory decisions and negotiated rate case settlements as well as seasonal fluctuations in short-term throughput volumes on U.S. pipelines and marketing activities
•Power and Energy Solutions – the impacts of seasonal weather conditions on customer demand, market supply and prices of natural gas and power as well as maintenance outages in certain of the Company’s investments in electrical power generation plants and Canadian non-regulated natural gas storage facilities and marketing activities.
In addition to the factors mentioned above, revenues and segmented earnings are impacted by fluctuations in foreign exchange rates, mainly related to the Company's U.S. dollar-denominated operations and Mexican peso-denominated exposure.
Use of Estimates and Judgments
In preparing these Condensed consolidated financial statements, TC Energy is required to make estimates and assumptions that affect both the amount and timing of recording assets, liabilities, revenues and expenses since the determination of these items may be dependent on future events. The Company uses the most current information available and exercises careful judgment in making these estimates and assumptions. In the opinion of management, these Condensed consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the Company’s significant accounting policies included in the annual audited Consolidated financial statements for the year ended December 31, 2024, except as described in Note 2, Accounting changes.

48 | TC Energy First Quarter 2025

2. ACCOUNTING CHANGES
Changes in Accounting Policies for 2025
Income Taxes
In December 2023, the FASB issued new guidance to enhance the transparency and decision usefulness of income tax disclosures through improvements to the rate reconciliation and income taxes paid information. The guidance also includes certain other amendments to improve the effectiveness of income tax disclosures. This new guidance is effective for the annual period beginning January 1, 2025. The guidance is applied prospectively with retrospective application permitted. The Company is currently assessing the impact of the standard on the Company's Consolidated financial statements, but does not expect the guidance to have a material impact on the Company's financial position or results of operations.
Future Accounting Changes
Disaggregation of Income Statement Expenses
In November 2024, the FASB issued new guidance requiring additional disclosure on the nature of expenses included in the income statement. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. The new guidance is effective for annual periods beginning January 1, 2027 and interim periods beginning January 1, 2028. Early adoption is permitted. The guidance is applied prospectively with retrospective application permitted. The Company is currently assessing the impact of the standard on the Company's Condensed consolidated financial statements.

TC Energy First Quarter 2025 | 49

3. DISCONTINUED OPERATIONS
Spinoff of Liquids Pipelines Business
Presentation of Discontinued Operations
Upon completion of the Spinoff Transaction on October 1, 2024, the Liquids Pipelines business was accounted for as discontinued operations. The Company's presentation of discontinued operations includes revenues and expenses directly attributable to the Liquids Pipelines business.
Income from Discontinued Operations

three months ended March 31
(unaudited - millions of Canadian $)	2024

Revenues	734
Income (Loss) from Equity Investments	17
Operating and Other Expenses
Plant operating costs and other	210
Commodity purchases resold	108
Property taxes	30
Depreciation and amortization	84
432
Segmented Earnings (Losses) from Discontinued Operations	319
Financial Charges
Interest expense	57
Interest income and other	(2)
55
Income (Loss) from Discontinued Operations before Income Taxes	264
Income tax expense (recovery)	49
Net Income (Loss) from Discontinued Operations, Net of Tax	215
50 | TC Energy First Quarter 2025

Assets and Liabilities of Discontinued Operations

(unaudited - millions of Canadian $)	March 31, 2025	December 31, 2024

ASSETS
Current Assets
Other current assets	234	235
	234	235
Other Long-Term Assets	123	136
	357	371
LIABILITIES
Current Liabilities
Accounts payable and other	113	170
	113	170
Other Long-Term Liabilities	110	110
	223	280
Cash Flows from Discontinued Operations

	three months ended March 31
(unaudited - millions of Canadian $)	2025	2024

Net cash (used in) operations	(56)	(33)
Net cash (used in) provided by investing activities	—	(2)
TC Energy First Quarter 2025 | 51

4. SEGMENTED INFORMATION

three months ended March 31, 2025	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)					Corporate[1]	Total

Revenues	1,371	1,858	226	162	6	3,623
Intersegment revenues[2]	—	26	—	—	(26)	—
	1,371	1,884	226	162	(20)	3,623
Income (loss) from equity investments	30	98	34	143	—	305
Operating costs[2]	(511)	(621)	(25)	(142)	15	(1,284)
Depreciation and amortization	(374)	(252)	(24)	(28)	—	(678)
Segmented Earnings (Losses)	516	1,109	211	135	(5)	1,966
Interest expense						(840)
Allowance for funds used during construction						248
Foreign exchange gains (losses), net						43
Interest income and other						51
Income (Loss) from Continuing Operations before Income Taxes						1,468
Income tax (expense) recovery from continuing operations						(293)
Net Income (Loss) from Continuing Operations						1,175
Net Income (Loss) from Discontinued Operations, Net of Tax						—
Net Income (Loss)						1,175
Net (income) loss attributable to non-controlling interests						(169)
Net Income (Loss) Attributable to Controlling Interests						1,006
Preferred share dividends						(28)
Net Income (Loss) Attributable to Common Shares						978

Capital Spending[3]
Capital expenditures	416	804	305	30	5	1,560
Capital projects in development	—	—	—	4	—	4
Contributions to equity investments	—	54	—	191	—	245
	416	858	305	225	5	1,809
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Operating costs in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
3    Included in Investing activities in the Condensed consolidated statement of cash flows.

52 | TC Energy First Quarter 2025

three months ended March 31, 2024	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)					Corporate	[1]	Total

Revenues	1,384	1,672	214	239	—		3,509
Intersegment revenues[2]	—	26	—	—	(26)		—
	1,384	1,698	214	239	(26)		3,509
Income (loss) from equity investments	6	126	30	177	—		339
Operating costs[2]	(544)	(541)	(9)	(138)	(34)	[3]	(1,266)
Depreciation and amortization	(345)	(240)	(23)	(26)	(1)	[3]	(635)
Segmented Earnings (Losses)	501	1,043	212	252	(61)		1,947
Interest expense							(780)
Allowance for funds used during construction							157
Foreign exchange gains (losses), net							27
Interest income and other							75
Income (Loss) from Continuing Operations before Income Taxes							1,426
Income tax (expense) recovery from continuing operations							(244)
Net Income (Loss) from Continuing Operations							1,182
Net Income (Loss) from Discontinued Operations, Net of Tax							215
Net Income (Loss)							1,397
Net (income) loss attributable to non-controlling interests							(171)
Net Income (Loss) Attributable to Controlling Interests							1,226
Preferred share dividends							(23)
Net Income (Loss) Attributable to Common Shares							1,203

Capital Spending[4]
Capital expenditures	341	584	615	17	5		1,562
Capital projects in development	—	—	—	20	—		20
Contributions to equity investments	112	—	—	186	—		298
	453	584	615	223	5		1,880
Discontinued operations							17
							1,897
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Operating costs in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
3Includes shared costs and depreciation previously allocated to the Liquids Pipelines segment.
4    Included in Investing activities in the Condensed consolidated statement of cash flows.
TC Energy First Quarter 2025 | 53

Total Assets by Segment

(unaudited - millions of Canadian $)	March 31, 2025	December 31, 2024

Canadian Natural Gas Pipelines	31,085	31,167
U.S. Natural Gas Pipelines	56,829	56,304
Mexico Natural Gas Pipelines	16,426	15,995
Power and Energy Solutions	10,309	10,217
Corporate	5,539	4,189
	120,188	117,872
Discontinued Operations	357	371
	120,545	118,243
54 | TC Energy First Quarter 2025

5. REVENUES
Disaggregation of Revenues
The following tables summarize total Revenues for the three months ended March 31, 2025 and 2024:

three months ended March 31, 2025	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	1,371	1,528	113	—	3,012
Power generation	—	—	—	62	62
Natural gas storage and other[1]	—	258	32	115	405
	1,371	1,786	145	177	3,479
Sales-type lease income	—	—	81	—	81
Other revenues[2]	—	72	—	(15)	57
	1,371	1,858	226	162	3,617
Corporate revenues[3]					6
					3,623
1The Mexico Natural Gas Pipelines segment includes $26 million of revenues generated from non-lease components for the provision of operating and maintenance services with respect to sales-type leases on the in-service TGNH pipelines.
2Includes income from the Company's marketing activities, financial instruments and $30 million of operating lease income. Refer to Note 12, Risk management and financial instruments, for additional information.
3Revenues generated from the Transition Services Agreement with South Bow.

three months ended March 31, 2024	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	1,378	1,416	107	—	2,901
Power generation	—	—	—	100	100
Natural gas storage and other[1,2]	6	214	31	82	333
	1,384	1,630	138	182	3,334
Sales-type lease income	—	—	76	—	76
Other revenues[3]	—	42	—	57	99
	1,384	1,672	214	239	3,509
1The Canadian Natural Gas Pipelines segment includes $6 million of fee revenues from an affiliate related to development and construction of the Coastal GasLink pipeline project, which is 35 per cent owned by TC Energy.
2The Mexico Natural Gas Pipelines segment includes $24 million of revenues generated from non-lease components for the provision of operating and maintenance services with respect to sales-type leases on the in-service TGNH pipelines.
3Includes income from the Company's marketing activities, financial instruments and $31 million of operating lease income. Refer to Note 12, Risk management and financial instruments, for additional information.

TC Energy First Quarter 2025 | 55

Contract Balances

(unaudited - millions of Canadian $)	March 31, 2025	December 31, 2024	Affected line item on the Condensed consolidated balance sheet

Receivables from contracts with customers	1,462	1,452	Accounts receivable
Contract assets	234	165	Other current assets
Long-term contract assets	615	608	Other long-term assets
Contract liabilities[1]	30	30	Accounts payable and other
1During the three months ended March 31, 2025, $13 million (2024 – $23 million) of revenues were recognized that were included in contract liabilities at the beginning of the period.
Contract assets and long-term contract assets primarily relate to the Company’s right to revenues for services completed but not invoiced at the reporting date on long-term committed capacity natural gas pipelines contracts. The change in contract assets is primarily related to the transfer to Accounts receivable when these rights become unconditional and the customer is invoiced, as well as the recognition of additional revenues that remain to be invoiced. Contract liabilities primarily represent unearned revenue for contracted services.
Future Revenues from Remaining Performance Obligations
As at March 31, 2025, future revenues from long-term pipeline capacity arrangements and transportation as well as natural gas storage and other contracts extending through 2055 are approximately $27.6 billion, of which approximately $4.7 billion is expected to be recognized during the remainder of 2025.
6. INCOME TAXES
Effective Tax Rates
The effective income tax rates were 20 per cent and 17 per cent for the three months ended March 31, 2025 and 2024, respectively. The increase in the effective income tax rate is primarily due to higher flow-through income taxes and the impact of Mexico foreign exchange exposure.
56 | TC Energy First Quarter 2025

7. LONG-TERM DEBT
Long-Term Debt Issued
Long-term debt issued by the Company in the three months ended March 31, 2025 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Issue date	Type	Maturity date	Amount	Interest rate

TransCanada PipeLines Limited
	February 2025	Medium Term Notes	February 2035	1,000	4.58%
Columbia Pipelines Operating Company LLC
	March 2025	Senior Unsecured Notes	February 2035	US 550	5.44%
	March 2025	Senior Unsecured Notes	February 2055	US 450	5.96%
Long-Term Debt Repaid/Retired
Long-term debt repaid by the Company in the three months ended March 31, 2025 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Repayment date	Type	Amount	Interest rate

Columbia Pipelines Operating Company LLC
	March 2025	Senior Unsecured Notes[1]	US 1,000	4.50%
TC PipeLines, LP
	March 2025	Senior Unsecured Notes	US 350	4.38%
TC Energía Mexicana, S. de R.L. de C.V.
	March 2025	Senior Unsecured Term Loan	US 30	Floating
1The notes were fully repaid and retired in March 2025. Unamortized fair value adjustment of $3 million related to the acquisition of Columbia Pipeline Group, Inc. was included in Interest expense in the Condensed consolidated statement of income.
Capitalized Interest
In the three months ended March 31, 2025, TC Energy capitalized interest of $3 million (2024 – $68 million) related to capital projects.

TC Energy First Quarter 2025 | 57

8. JUNIOR SUBORDINATED NOTES
Junior subordinated notes issued by the Company in the three months ended March 31, 2025 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Issue date	Type	Maturity date	Amount	Interest rate

TransCanada PipeLines Limited	February 2025	Junior Subordinated Notes	June 2065	US 750	7.00%
In February 2025, TCPL issued US$750 million of junior subordinated notes maturing in 2065 with a fixed interest rate of 7.00 per cent per year until June 1, 2030, and resetting every five years thereafter. The rate on the junior subordinated notes will reset every five years commencing June 2030 until June 2065 to the then Five-Year Treasury Rate, as defined in the document governing the subordinated notes, plus 2.614 per cent per annum. TCPL has the option to defer payment of interest for one or more periods of up to ten years without giving rise to an event of default and without permitting acceleration of payment under the terms of the junior subordinated notes. TC Energy and TCPL would be prohibited from declaring or paying dividends during any deferral period. The junior subordinated notes are subordinated in right of payment to existing and future senior indebtedness and other obligations of TCPL. The junior subordinated notes are callable at TCPL's option at any time from March 1, 2030 to June 1, 2030 and on each interest payment and reset date thereafter at 100 per cent of the principal amount plus accrued and unpaid interest to the date of redemption.
9. COMMON SHARES AND PREFERRED SHARES
The Board of Directors of TC Energy declared quarterly dividends as follows:

	three months ended March 31
(unaudited - Canadian $, rounded to two decimals)	2025		2024

per common share	0.85	[1]	0.96

per Series 1 preferred share	0.31		0.22
per Series 2 preferred share	0.33		0.43
per Series 3 preferred share	0.11		0.11
per Series 4 preferred share	0.29		0.39
per Series 5 preferred share	0.12		0.12
per Series 6 preferred share	0.29		0.41
per Series 7 preferred share	0.37		0.24
per Series 9 preferred share	0.32		0.24
per Series 10 preferred share	0.34		—
1The amount represents TC Energy's dividend declared following the Spinoff Transaction.
58 | TC Energy First Quarter 2025

10. OTHER COMPREHENSIVE INCOME (LOSS) AND ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Components of other comprehensive income (loss), including the portion attributable to non-controlling interests and related tax effects, were as follows:

three months ended March 31, 2025	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation gains and losses on net investment in foreign operations	(40)	(1)	(41)
Change in fair value of net investment hedges	1	—	1
Change in fair value of cash flow hedges	4	(1)	3
Reclassification to net income of (gains) losses on cash flow hedges	2	(1)	1
Other comprehensive income (loss) on equity investments	(17)	5	(12)
Other Comprehensive Income (Loss)	(50)	2	(48)

three months ended March 31, 2024	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation gains and losses on net investment in foreign operations	470	3	473
Change in fair value of net investment hedges	(12)	3	(9)
Change in fair value of cash flow hedges	11	(3)	8
Other comprehensive income (loss) on equity investments	120	(29)	91
Other Comprehensive Income (Loss)	589	(26)	563
The changes in AOCI by component, net of tax, were as follows:

three months ended March 31, 2025	Currency translation adjustments	Cash flow hedges	Pension and other post-retirement benefit plans adjustments	Equity investments	Total
(unaudited - millions of Canadian $)

AOCI balance at January 1, 2025	(402)	(16)	22	629	233
Other comprehensive income (loss) before reclassifications[1]	(20)	3	—	(10)	(27)
Amounts reclassified from AOCI[2]	—	1	—	(2)	(1)
Net current period other comprehensive income (loss)	(20)	4	—	(12)	(28)
AOCI balance at March 31, 2025	(422)	(12)	22	617	205
1    Other comprehensive income (loss) before reclassifications on currency translation adjustments is net of non-controlling interest losses of $20 million (2024 – gains of $235 million).
2    Gains related to cash flow hedges reported in AOCI and expected to be reclassified to net income in the next 12 months are estimated to be $23 million ($17 million after tax) at March 31, 2025. These estimates assume constant commodity prices, interest rates and foreign exchange rates over time; however, the amounts reclassified will vary based on the actual value of these factors at the date of settlement.

TC Energy First Quarter 2025 | 59

Details about reclassifications out of AOCI into the Condensed consolidated statement of income were as follows:

	three months ended March 31[1]		Affected line item in the Condensed consolidated statement of income
(unaudited - millions of Canadian $)	2025	2024

Cash flow hedges
Commodities	4	3	Revenues (Power and Energy Solutions)
Interest rate	(3)	(3)	Interest expense
Foreign exchange	(3)	—	Interest expense and Foreign exchange gains (losses)
	(2)	—	Total before tax
	1	—	Income tax (expense) recovery
	(1)	—	Net of tax
Equity investments
Equity income (loss)	2	5	Income (loss) from equity investments
	—	(1)	Income tax (expense) recovery
	2	4	Net of tax
1All amounts in parentheses indicate expenses to the Condensed consolidated statement of income.
11. EMPLOYEE POST-RETIREMENT BENEFITS
The components of the net benefit cost (recovery) recognized for the Company’s pension benefit plans and other         post-retirement benefit plans were as follows:

	three months ended March 31
	Pension benefit plans		Other post-retirement benefit plans
(unaudited - millions of Canadian $)	2025	2024	2025	2024

Service cost[1]	25	27	—	—
Other components of net benefit cost (recovery)[1]
Interest cost	41	39	4	3
Expected return on plan assets	(63)	(60)	(4)	(3)
	(22)	(21)	—	—
Net Benefit Cost (Recovery)	3	6	—	—
1Service cost and other components of net benefit cost (recovery) are included in Plant operating costs and other in the Condensed consolidated statement of income.
60 | TC Energy First Quarter 2025

12. RISK MANAGEMENT AND FINANCIAL INSTRUMENTS
Risk Management Overview
TC Energy has exposure to market risk and counterparty credit risk and has strategies, policies and limits in place to manage the impact of these risks on its earnings, cash flows and, ultimately, shareholder value.
Counterparty Credit Risk
TC Energy’s exposure to counterparty credit risk includes its cash and cash equivalents, accounts receivable, available-for-sale assets, the fair value of derivative assets, net investment in leases and certain contract assets in Mexico.
Market events causing disruptions in global energy demand and supply may contribute to economic uncertainties impacting a number of TC Energy's customers. While the majority of the Company's credit exposure is to large creditworthy entities, TC Energy maintains close monitoring and communication with those counterparties experiencing greater financial pressures. Refer to TC Energy's 2024 Annual Report for more information about the factors that mitigate the Company's counterparty credit risk exposure.
The Company reviews financial assets carried at amortized cost for impairment using the lifetime expected loss of the financial asset at initial recognition and throughout the life of the financial asset. TC Energy uses historical credit loss and recovery data, adjusted for management's judgment regarding current economic and credit conditions, along with reasonable and supportable forecasts to determine any impairment, which is recognized in Plant operating costs and other.
For the three months ended March 31, 2025, the Company recorded a recovery of $2 million (2024 – recovery of $18 million) on the ECL provision before tax with respect to the net investment in leases associated with the in-service TGNH pipelines and a recovery of nil (2024 – recovery of $2 million) on the ECL provision for contract assets related to certain other Mexico natural gas pipelines. At March 31, 2025, the balance of the ECL provision was $57 million (December 31, 2024 – $59 million) with respect to the net investment in leases associated with the in-service TGNH pipelines and $4 million (December 31, 2024 – $4 million) related to certain other Mexico natural gas pipelines. The ECL provision is driven primarily by a probability of default measure for the counterparty, which is calculated using information published by an external third party.
Other than the ECL provision noted above, the Company had no significant credit losses at March 31, 2025, and there were no significant credit risk concentrations or amounts past due or impaired.
TC Energy has significant credit and performance exposure to financial institutions that hold cash deposits and provide committed credit lines and letters of credit that help manage the Company's exposure to counterparties and provide liquidity in commodity, foreign exchange and interest rate derivative markets. TC Energy's portfolio of financial sector exposure consists primarily of highly-rated investment grade, systemically important financial institutions.
TC Energy First Quarter 2025 | 61

Net Investment in Foreign Operations
The Company hedges a portion of its net investment in foreign operations (on an after-tax basis) with U.S. dollar-denominated debt and cross-currency interest rate swaps as appropriate.
The fair values and notional amounts for the derivatives designated as a net investment hedge were as follows:

	March 31, 2025		December 31, 2024
(unaudited - millions of Canadian $, unless otherwise noted)	Fair value[1,2]	Notional amount	Fair value[1,2]	Notional amount

U.S. dollar cross-currency interest rate swaps[3]	—	—	(11)	US 100
1Fair value equals carrying value.
2No amounts have been excluded from the assessment of hedge effectiveness.
3For the three months ended March 31, 2025 and 2024, Net income (loss) included net realized gains of less than $1 million related to the interest component of cross-currency swap settlements which are reported within Interest expense.
The notional amounts and fair values of U.S. dollar-denominated debt designated as a net investment hedge were as follows:

(unaudited - millions of Canadian $, unless otherwise noted)	March 31, 2025	December 31, 2024

Notional amount	26,000 (US 18,100)	26,000 (US 18,000)
Fair value	25,700 (US 17,900)	25,700 (US 17,800)
Non-Derivative Financial Instruments
Fair value of non-derivative financial instruments
Available-for-sale assets are recorded at fair value which is calculated using quoted market prices where available including the Company's LMCI equity securities which are classified in Level I of the fair value hierarchy. Certain other non-derivative financial instruments included in Cash and cash equivalents, Accounts receivable, Other current assets, Net investment in leases, Restricted investments, Other long-term assets, Notes payable, Accounts payable and other, Dividends payable, Accrued interest and Other long-term liabilities have carrying amounts that approximate their fair value due to the nature of the item or the short time to maturity.
Credit risk has been taken into consideration when calculating the fair value of non-derivative financial instruments.
Balance sheet presentation of non-derivative financial instruments
The following table details the fair value of non-derivative financial instruments, excluding those where carrying amounts approximate fair value and would be classified in Level II of the fair value hierarchy:

	March 31, 2025		December 31, 2024
(unaudited - millions of Canadian $)	Carrying amount	Fair value	Carrying amount	Fair value

Long-term debt, including current portion[1,2]	(48,364)	(48,713)	(47,931)	(48,318)
Junior subordinated notes	(12,099)	(11,873)	(11,048)	(10,824)
	(60,463)	(60,586)	(58,979)	(59,142)
1Long-term debt is recorded at amortized cost, except for US$3.0 billion (December 31, 2024 – US$2.8 billion) that is attributed to hedged risk and recorded at fair value.
2Net income (loss) for the three months ended March 31, 2025 included unrealized losses of $88 million (2024 – unrealized gains of $83 million) for fair value adjustments attributable to the hedged interest rate risk associated with interest rate swap fair value hedging relationships. There were no other unrealized gains or losses from fair value adjustments to the non-derivative financial instruments.
62 | TC Energy First Quarter 2025

Available-for-sale assets summary
The following tables summarize additional information about the Company's restricted investments that were classified as available-for-sale assets:

	March 31, 2025		December 31, 2024
(unaudited - millions of Canadian $)	LMCI restricted investments	Other restricted investments[1]	LMCI restricted investments	Other restricted investments[1]

Fair values of fixed income securities[2,3]
Maturing within 1 year	—	50	—	33
Maturing within 1-5 years	—	276	3	256
Maturing within 5-10 years	1,609	7	1,578	—
Maturing after 10 years	35	24	—	—
Fair value of equity securities[2,4]	1,110	80	1,070	64
	2,754	437	2,651	353
1Other restricted investments have been set aside to fund insurance claim losses to be paid by the Company's wholly-owned captive subsidiary and in 2025, funds have also been set aside to pay for certain active employee medical benefits.
2Available-for-sale assets are recorded at fair value and included in Other current assets and Restricted investments on the Company's Condensed consolidated balance sheet.
3Classified in Level II of the fair value hierarchy.
4Classified in Level I of the fair value hierarchy.

	three months ended March 31
	2025		2024
(unaudited - millions of Canadian $)	LMCI restricted investments[1]	Other restricted investments[2]	LMCI restricted investments[1]	Other restricted investments[2]

Net unrealized gains (losses) in the period	36	3	64	3
Net realized gains (losses) in the period[3]	(16)	—	(1)	—
1Unrealized and realized gains (losses) arising from changes in the fair value of LMCI restricted investments impact the subsequent amounts to be collected through tolls to cover future pipeline abandonment costs. As a result, the Company records these gains and losses as regulatory liabilities or regulatory assets.
2Unrealized and realized gains (losses) on other restricted investments are included in Interest income and other in the Condensed consolidated statement of income.
3Realized gains (losses) on the sale of LMCI restricted investments are determined using the average cost basis.
Derivative Instruments
Fair value of derivative instruments
The fair value of foreign exchange and interest rate derivatives has been calculated using the income approach which uses period-end market rates and applies a discounted cash flow valuation model. The fair value of commodity derivatives has been calculated using quoted market prices where available. In the absence of quoted market prices, third-party broker quotes or other valuation techniques have been used. The fair value of options has been calculated using the Black-Scholes pricing model. Credit risk has been taken into consideration when calculating the fair value of derivative instruments. Unrealized gains and losses on derivative instruments are not necessarily representative of the amounts that will be realized on settlement.
In some cases, even though the derivatives are considered to be effective economic hedges, they do not meet the specific criteria for hedge accounting treatment or are not designated as a hedge and are accounted for at fair value with changes in fair value recorded in net income in the period of change. This may expose the Company to increased variability in reported earnings because the fair value of the derivative instruments can fluctuate significantly from period to period.
TC Energy First Quarter 2025 | 63

The recognition of gains and losses on derivatives for Canadian natural gas regulated pipeline exposures is determined through the regulatory process. Gains and losses arising from changes in the fair value of derivatives accounted for as part of rate-regulated accounting, including those that qualify for hedge accounting treatment, are expected to be refunded or recovered through the tolls charged by the Company. As a result, these gains and losses are deferred as regulatory liabilities or regulatory assets and are refunded to or collected from the rate payers in subsequent years when the derivative settles.
Balance sheet presentation of derivative instruments
The balance sheet classification of the fair value of derivative instruments was as follows:

at March 31, 2025	Cash flow hedges	Fair value hedges	Held for trading	Total fair value of derivative instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	22	—	480	502
Foreign exchange	9	—	38	47
	31	—	518	549
Other long-term assets
Commodities[2]	13	—	56	69
Foreign exchange	—	—	8	8
Interest rate	—	19	—	19
	13	19	64	96
Total Derivative Assets	44	19	582	645
Accounts payable and other
Commodities[2]	—	—	(526)	(526)
Foreign exchange	—	—	(138)	(138)
Interest rate	—	(15)	—	(15)
	—	(15)	(664)	(679)
Other long-term liabilities
Commodities[2]	—	—	(32)	(32)
Foreign exchange	(20)	—	(28)	(48)
Interest rate	—	(55)	—	(55)
	(20)	(55)	(60)	(135)
Total Derivative Liabilities	(20)	(70)	(724)	(814)
Total Derivatives	24	(51)	(142)	(169)
1Fair value equals carrying value.
2Includes purchases and sales of power and natural gas.
64 | TC Energy First Quarter 2025

at December 31, 2024	Cash flow hedges	Fair value hedges	Net investment hedges	Held for trading	Total fair value of derivative instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	18	—	—	287	305
Foreign exchange	—	—	—	42	42
	18	—	—	329	347
Other long-term assets
Commodities[2]	9	—	—	104	113
Foreign exchange	—	—	—	9	9
	9	—	—	113	122
Total Derivative Assets	27	—	—	442	469
Accounts payable and other
Commodities[2]	(1)	—	—	(291)	(292)
Foreign exchange	—	—	(11)	(183)	(194)
Interest rate	—	(21)	—	—	(21)
	(1)	(21)	(11)	(474)	(507)
Other long-term liabilities
Commodities[2]	(1)	—	—	(46)	(47)
Foreign exchange	—	—	—	(44)	(44)
Interest rate	—	(118)	—	—	(118)
	(1)	(118)	—	(90)	(209)
Total Derivative Liabilities	(2)	(139)	(11)	(564)	(716)
Total Derivatives	25	(139)	(11)	(122)	(247)
1Fair value equals carrying value.
2Includes purchases and sales of power and natural gas.
The majority of derivative instruments held for trading have been entered into for risk management purposes and all are subject to the Company's risk management strategies, policies and limits. These include derivatives that have not been designated as hedges or do not qualify for hedge accounting treatment but have been entered into as economic hedges to manage the Company's exposures to market risk.
Derivatives in fair value hedging relationships
The following table details amounts recorded on the Condensed consolidated balance sheet in relation to cumulative adjustments for fair value hedges included in the carrying amount of the hedged liabilities:

	Carrying amount		Fair value hedging adjustments[1]
(unaudited - millions of Canadian $)	March 31, 2025	December 31, 2024	March 31, 2025	December 31, 2024

Long-term debt	(4,230)	(3,935)	11	98
1At March 31, 2025 and December 31, 2024, adjustments for discontinued hedging relationships included in these balances were liabilities of $40 million and $41 million, respectively.
TC Energy First Quarter 2025 | 65

Notional and maturity summary
The maturity and notional amount or quantity outstanding related to the Company's derivative instruments excluding hedges of the net investment in foreign operations was as follows:

at March 31, 2025	Power	Natural gas	Foreign exchange	Interest rate
(unaudited)

Net sales (purchases)[1]	9,918	47	—	—
Millions of U.S. dollars	—	—	6,559	2,950
Millions of Mexican pesos	—	—	15,250	—
Maturity dates	2025-2044	2025-2032	2025-2030	2030-2034
1Volumes for power and natural gas derivatives are in GWh and Bcf, respectively.

at December 31, 2024	Power	Natural gas	Foreign exchange	Interest rate
(unaudited)

Net sales (purchases)[1]	10,192	53	—	—
Millions of U.S. dollars	—	—	5,648	2,800
Millions of Mexican pesos	—	—	16,750	—
Maturity dates	2025-2044	2025-2031	2025-2027	2030-2034
1Volumes for power and natural gas derivatives are in GWh and Bcf, respectively.
Unrealized and Realized Gains (Losses) on Derivative Instruments
The following summary does not include hedges of the net investment in foreign operations:

	three months ended March 31
(unaudited - millions of Canadian $)	2025	2024

Derivative Instruments Held for Trading[1]
Unrealized gains (losses) in the period
Commodities	(75)	(29)
Foreign exchange	58	(71)
Realized gains (losses) in the period
Commodities	(29)	202
Foreign exchange	(8)	51
Interest rate	2	—
Derivative Instruments in Hedging Relationships
Realized gains (losses) in the period
Commodities	9	3
Foreign exchange	1	—
Interest rate	(9)	(13)
1Realized and unrealized gains (losses) on held-for-trading derivative instruments used to purchase and sell commodities are included on a net basis in Revenues. Realized and unrealized gains (losses) on foreign exchange and interest rate held-for-trading derivative instruments are included on a net basis in Foreign exchange (gains) losses, net and Interest expense, respectively, in the Condensed consolidated statement of income.
66 | TC Energy First Quarter 2025

Derivatives in cash flow hedging relationships
The components of OCI (Note 10) related to the change in fair value of derivatives in cash flow hedging relationships before tax and including the portion attributable to non-controlling interests were as follows:

	three months ended March 31
(unaudited - millions of Canadian $, pre-tax)	2025	2024

Gains (losses) in fair value of derivative instruments recognized in OCI[1]
Commodities	14	11
Foreign exchange	(10)	—
	4	11
1No amounts have been excluded from the assessment of hedge effectiveness.
Effect of fair value and cash flow hedging relationships
The following table details amounts presented in the Condensed consolidated statement of income in which the effects of fair value or cash flow hedging relationships were recorded:

	three months ended March 31
(unaudited - millions of Canadian $)	2025	2024

Fair Value Hedges
Interest rate contracts[1]
Hedged items	(44)	(30)
Derivatives designated as hedging instruments	(9)	(13)
Cash Flow Hedges
Reclassification of gains (losses) on derivative instruments from AOCI to Net income (loss)[2,3]
Commodities[4]	4	3
Foreign exchange[5]	(3)	—
Interest rate[1]	(3)	(3)
1Presented within Interest expense in the Condensed consolidated statement of income.
2Refer to Note 10, Other comprehensive income (loss) and accumulated other comprehensive income (loss), for the components of OCI related to derivatives in cash flow hedging relationships.
3There are no amounts recognized in earnings that were excluded from effectiveness testing.
4Presented within Revenues (Power and Energy Solutions) in the Condensed consolidated statement of income.
5Presented within Interest expense and Foreign exchange (gains) losses, net in the Condensed consolidated statement of income.
TC Energy First Quarter 2025 | 67

Offsetting of derivative instruments
The Company enters into derivative contracts with the right to offset in the normal course of business as well as in the event of default. TC Energy has no master netting agreements; however, similar contracts are entered into containing rights to offset. The Company has elected to present the fair value of derivative instruments with the right to offset on a gross basis on the Condensed consolidated balance sheet. The following tables show the impact on the presentation of the fair value of derivative instrument assets and liabilities had the Company elected to present these contracts on a net basis:

at March 31, 2025	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	571	(478)	93
Foreign exchange	55	(53)	2
Interest rate	19	(6)	13
	645	(537)	108
Derivative instrument liabilities
Commodities	(558)	478	(80)
Foreign exchange	(186)	53	(133)
Interest rate	(70)	6	(64)
	(814)	537	(277)
1Amounts available for offset do not include cash collateral pledged or received.

at December 31, 2024	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	418	(290)	128
Foreign exchange	51	(49)	2
	469	(339)	130
Derivative instrument liabilities
Commodities	(339)	290	(49)
Foreign exchange	(238)	49	(189)
Interest rate	(139)	—	(139)
	(716)	339	(377)
1Amounts available for offset do not include cash collateral pledged or received.
With respect to the derivative instruments presented above, the Company provided cash collateral of $179 million and letters of credit of $81 million at March 31, 2025 (December 31, 2024 – $133 million and $59 million, respectively) to its counterparties. At March 31, 2025, the Company held cash collateral of less than $1 million and $90 million letters of credit (December 31, 2024 – less than $1 million and $75 million, respectively) from counterparties on asset exposures.
68 | TC Energy First Quarter 2025

Credit-risk-related contingent features of derivative instruments
Derivative contracts entered into to manage market risk often contain financial assurance provisions that allow parties to the contracts to manage credit risk. These provisions may require collateral to be provided if a credit-risk-related contingent event occurs, such as a downgrade in the Company’s credit rating to non-investment grade. The Company may also need to provide collateral if the fair value of its derivative financial instruments exceeds pre-defined exposure limits.
Based on contracts in place and market prices at March 31, 2025, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $8 million (December 31, 2024 – $10 million), for which the Company has provided no collateral in the normal course of business. If the credit‑risk‑related contingent features in these agreements were triggered on March 31, 2025, the Company would have been required to provide collateral equal to the fair value of the related derivative instruments discussed above. Collateral may also need to be provided should the fair value of derivative instruments exceed pre-defined contractual exposure limit thresholds. The Company has sufficient liquidity in the form of cash and undrawn committed revolving credit facilities to meet these contingent obligations should they arise.
Fair Value Hierarchy
The Company’s financial assets and liabilities recorded at fair value have been categorized into three categories based on a fair value hierarchy.

Levels	How fair value has been determined

Level I	Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date. An active market is a market in which frequency and volume of transactions provides pricing information on an ongoing basis.
Level II
This category includes interest rate and foreign exchange derivative assets and liabilities where fair value is determined using the income approach and commodity derivatives where fair value is determined using the market approach.
Inputs include published exchange rates, interest rates, interest rate swap curves, yield curves and broker quotes from external data service providers.

Level III
This category includes long-dated commodity transactions in certain markets where liquidity is low. The Company uses the most observable inputs available or alternatively long-term broker quotes or negotiated commodity prices that have been contracted for under similar terms in determining an appropriate estimate of these transactions. Where appropriate, these long-dated prices are discounted to reflect the expected pricing from the applicable markets.
There is uncertainty caused by using unobservable market data which may not accurately reflect possible future changes in fair value.

The fair value of the Company’s derivative assets and liabilities measured on a recurring basis, including both current and non‑current portions, were categorized as follows:

at March 31, 2025	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	229	295	47	571
Foreign exchange	—	55	—	55
Interest rate	—	19	—	19
Derivative instrument liabilities
Commodities	(269)	(287)	(2)	(558)
Foreign exchange	—	(186)	—	(186)
Interest rate	—	(70)	—	(70)
	(40)	(174)	45	(169)
1There were no transfers from Level II to Level III for the three months ended March 31, 2025.
TC Energy First Quarter 2025 | 69

at December 31, 2024	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	126	214	78	418
Foreign exchange	—	51	—	51
Derivative instrument liabilities
Commodities	(116)	(217)	(6)	(339)
Foreign exchange	—	(238)	—	(238)
Interest rate	—	(139)	—	(139)
	10	(329)	72	(247)
1There were no transfers from Level II to Level III for the year ended December 31, 2024.
The Company has entered into contracts to sell 50 MW of power with terms ranging from 15 to 20 years provided from specified renewable sources in the Province of Alberta. The fair value of these contracts is classified in Level III of the fair value hierarchy and is based on the assumption that the contract volumes will be sourced approximately 80 per cent from wind generation, 10 per cent from solar generation and 10 per cent from the market. A portion of these contracts commenced in January 2025.
The following table presents the net change in fair value of derivative assets and liabilities classified as Level III of the fair value hierarchy:

	three months ended March 31
(unaudited - millions of Canadian $)	2025	2024

Balance at beginning of period	72	(11)
Net gains (losses) included in Net income (loss)[1]	(23)	55
Transfers to Level II	(2)	(3)
Settlements	(2)	—
Balance at end of period	45	41
1For the three months ended March 31, 2025, there were unrealized losses of $23 million recognized in Revenues attributed to derivatives in the Level III category that were held at March 31, 2025 (2024 – unrealized gains of $55 million).
70 | TC Energy First Quarter 2025

13. COMMITMENTS, CONTINGENCIES AND GUARANTEES
Commitments
Capital expenditure commitments at March 31, 2025 increased by approximately $0.4 billion from those reported at December 31, 2024, reflecting new contractual commitments entered into for construction on U.S. natural gas pipelines, primarily related to the construction costs associated with ANR and other pipeline projects, partially offset by normal course fulfillment of construction contracts.
Contingencies
TC Energy and its subsidiaries are subject to various legal proceedings, arbitrations and actions arising in the normal course of business. The Company assesses all legal matters on an ongoing basis, including those of its equity investments, to determine if they meet the requirements for disclosure or accrual of a contingent loss. With the potential exception of the matters discussed below, it is the opinion of management that the ultimate resolution of such proceedings and actions will not have a material impact on the Company's consolidated financial position or results of operations. The claims below are material and there is a reasonable possibility of loss; however, they have not been assessed as probable and a reasonable estimate of loss cannot be made.
Coastal GasLink LP
Coastal GasLink LP is in dispute with a number of contractors related to construction of the Coastal GasLink pipeline. Material legal matters pertaining to Coastal GasLink are summarized as follows:
Pacific Atlantic Pipeline Construction Ltd.
Coastal GasLink LP is in arbitration with one of its previous prime contractors, Pacific Atlantic Pipeline Construction Ltd. (PAPC). Coastal GasLink LP terminated its contract with PAPC for cause, due to the failure of PAPC to complete work as scheduled and made a demand on the parental guarantee for payment of the guaranteed obligations. Following Coastal GasLink LP’s demand on the guarantee, in August 2022, PAPC initiated arbitration. As of March 31, 2025, PAPC purports to seek at least $460 million in damages for wrongful termination for cause, termination damages and payments alleged to be outstanding. Coastal GasLink LP disputes the merits of PAPC’s claims and has counterclaimed against PAPC and its parent company and guarantor, Bonatti S.p.A., citing delays and failures by PAPC to perform and manage work in accordance with the terms of its contract. Coastal GasLink LP estimates its damages to be $1.3 billion. PAPC and Bonatti S.p.A. dispute Coastal GasLink LP's claims and assert that Coastal GasLink LP's damages, if any, are subject to a contractual limit of approximately $220 million. The hearing previously scheduled to commence in November 2024 has now been rescheduled to third quarter 2025. At March 31, 2025, the final outcome of this matter cannot be reasonably estimated.
Separately, Coastal GasLink LP has drawn on a $117 million irrevocable standby letter of credit (LOC) provided by PAPC based on a bona fide belief that Coastal GasLink LP’s damages are in excess of the face value of the LOC. PAPC applied for an injunction restraining Coastal GasLink LP from drawing on the LOC pending the completion of the arbitration between Coastal GasLink LP, PAPC and Bonatti S.p.A., but was unsuccessful. Coastal GasLink LP is now able to use the recovered LOC funds. PAPC and Bonatti S.p.A. have amended their original claims to seek additional damages in relation to the draw on the LOC. The amount claimed has not been articulated beyond the $117 million. The parties have agreed that the issue of damages arising from Coastal GasLink LP's draw on the LOC will be determined, if necessary, at a date subsequent to the arbitration hearing noted above.
TC Energy First Quarter 2025 | 71

Macro Spiecapag Coastal GasLink Joint Venture
Coastal GasLink LP is in arbitration with its former prime contractor, Macro Spiecapag Coastal GasLink Joint Venture (MSJV). In May 2021, Coastal GasLink LP terminated a portion of the work under its contract with MSJV. MSJV continued as prime contractor for the remaining portion of the work; however, it did not complete the remaining work as scheduled. Coastal GasLink LP claims damages in the approximate amount of $560 million for delay, owner indirect costs, contractor replacement costs and repayment of payments made on a without prejudice basis. MSJV has counterclaimed against Coastal GasLink LP for damages for wrongful termination and outstanding costs in the approximate amount of $480 million. An arbitration schedule is expected to be established in second quarter 2025. At March 31, 2025, the final outcome of this matter cannot be reasonably estimated.
2016 Columbia Pipeline Acquisition Lawsuit
In 2023, the Delaware Chancery Court (the Court) issued its decision in the class action lawsuit commenced by former shareholders of Columbia Pipeline Group Inc. (CPG) related to the acquisition of CPG by TC Energy in 2016. The Court found that the former CPG executives breached their fiduciary duties, that the former CPG Board breached its duty of care in overseeing the sale process and that TC Energy aided and abetted those breaches.
On May 15, 2024, the Court allocated responsibility for the total sale process damages of US$398 million in the amount of 50 per cent to the former Columbia CEO and CFO, collectively, and 50 per cent to TC Energy. Pursuant to the Final Order and Judgment (Final Judgment), TC Energy’s allocated share of the sale process claim damages is US$199 million, plus         US$153 million in interest as of June 14, 2024. The Court also entered judgment related to a disclosure claim for which TC Energy’s allocated share of damages is US$84 million, plus US$64 million in interest as of June 14, 2024. The damages for the two claims are not cumulative and TC Energy would only be required to pay the greater of the sale process damages and disclosure claim damages after final determination of those amounts on appeal, including any additional interest assessed to the date of payment.
TC Energy disagrees with many of the Court’s findings and believes the Court’s ruling departs from established Delaware law. TC Energy has appealed the decision to the Delaware Supreme Court and a final decision is expected in mid-2025. During the appeal process, in lieu of paying the judgment, TC Energy posted an appeal bond in the amount of US$380 million, which approximates the amount of the Final Judgment plus nine months of post-judgment interest. The Company’s legal assessment is that it is not probable that TC Energy will incur a loss upon completion of the appeal process, and therefore, the Company has not accrued a provision for this claim at March 31, 2025.
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Guarantees
TC Energy and its partner on the Sur de Texas pipeline, IEnova, have jointly guaranteed the financial performance of the entity which owns the pipeline. Such agreements include a guarantee and a letter of credit which are primarily related to the delivery of natural gas.
TC Energy and its joint venture partner on Bruce Power, BPC Generation Infrastructure Trust, have each severally guaranteed certain contingent financial obligations of Bruce Power related to a lease agreement and contractor and supplier services.
The Company and its partners in certain other jointly-owned entities have either (i) jointly and severally, (ii) jointly or (iii) severally guaranteed the financial performance of these entities. Such agreements include guarantees and letters of credit which are primarily related to construction services and the payment of liabilities. For certain of these entities, any payments made by TC Energy under these guarantees in excess of its ownership interest are to be reimbursed by its partners.
The carrying value of these guarantees has been included in Other long-term liabilities on the Condensed consolidated balance sheet. Information regarding the Company’s guarantees is as follows:

		March 31, 2025		December 31, 2024
(unaudited - millions of Canadian $)	Term	Potential exposure[1]	Carrying value	Potential exposure[1]	Carrying value

Bruce Power	Renewable to 2065	88	—	88	—
Sur de Texas	Renewable to 2053	87	1	93	—
Other jointly-owned entities	to 2032	59	1	59	1
		234	2	240	1
1TC Energy's share of the potential estimated current or contingent exposure.
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14. VARIABLE INTEREST ENTITIES
Consolidated VIEs
A significant portion of the Company’s assets are held through VIEs in which the Company holds a 100 per cent voting interest, the VIE meets the definition of a business and the VIE’s assets can be used for general corporate purposes. The consolidated VIEs whose assets cannot be used for purposes other than for the settlement of the VIE’s obligations, or are not considered a business, were as follows:

(unaudited - millions of Canadian $)	March 31, 2025	December 31, 2024

ASSETS
Current Assets
Cash and cash equivalents	599	311
Accounts receivable	886	839
Inventories	206	205
Other current assets	94	121
	1,785	1,476
Plant, Property and Equipment	49,988	49,904
Equity Investments	933	865
Restricted Investments	993	950
Regulatory Assets	82	53
Goodwill	477	479
Other Long-Term Assets	67	59
	54,325	53,786
LIABILITIES
Current Liabilities
Notes payable	179	—
Accounts payable and other	1,568	1,866
Accrued interest	222	202
Current portion of long-term debt	117	2,062
	2,086	4,130
Regulatory Liabilities	1,295	1,232
Other Long-Term Liabilities	81	70
Deferred Income Tax Liabilities	8	7
Long-Term Debt	13,762	12,387
	17,232	17,826

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Non-Consolidated VIEs
The carrying value of non-consolidated VIEs and the maximum exposure to loss as a result of the Company's involvement with these VIEs are as follows:

(unaudited - millions of Canadian $)	March 31, 2025	December 31, 2024

Balance Sheet Exposure
Equity investments
Bruce Power	7,129	7,043
Coastal GasLink	879	1,006
Other pipeline equity investments	162	160
Off-Balance Sheet Exposure[1]
Bruce Power	2,650	1,877
Coastal GasLink[2]	265	265
Other pipeline equity investments	2	2
Maximum Exposure to Loss	11,087	10,353
1 Includes maximum potential exposure to guarantees and future funding commitments.
2 TC Energy is contractually obligated to fund the capital costs to complete the Coastal GasLink pipeline by funding the remaining equity requirements of Coastal GasLink LP through incremental capacity on the subordinated loan agreement with Coastal GasLink LP until final costs are determined. In addition to the subordinated loan agreement, TC Energy has entered into an equity contribution agreement to fund a maximum of $37 million for its proportionate share of the equity requirements related to the Cedar Link project.
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